Exhibit 99.01

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Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

FOURTEENTh PATIENT DOSED IN Neuralstem ALS Stem Cell TRIAL

ROCKVILLE, Maryland, March 7, 2012– Neuralstem, Inc. (NYSE Amex: CUR) announced that the second patient to receive stem cells in the cervical (upper back) region of the spine was dosed on February 29th in the ongoing Phase I trial of its spinal cord neural stem cells in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). Patient 14 is also the first woman to be treated in the trial. Stem cell transplantation into the cervical region of the spinal cord could support breathing, a key function that is lost as ALS progresses. The first twelve patients in the trial received stem cell transplants in the lumbar (lower back) region of the spinal cord only.

“This cohort of patients represents another first for our trial, as we transplant cells directly into the gray matter of the spinal cord in the cervical region,” said Karl Johe, PhD, Neuralstem's Chairman and Chief Scientific Officer. “We are delighted that the surgeries are progressing in a region that could have a significant impact on the quality of life for ALS patients.  With the safe transplantation of our 14th patient, we are well are on our way to demonstrating the safety of our novel procedure.”

About the Trial

The Phase I trial to assess the safety of Neuralstem’s spinal cord neural stem cells and intraspinal transplantation method in ALS patients has been underway since January 2010. The trial is designed to enroll up to 18 patients. The first 12 patients were each transplanted in the lumbar (lower back) region of the spine, beginning with non-ambulatory and advancing to ambulatory cohorts. The trial has now progressed to the final six patients. Each is in the cervical (upper back) region of the spine. The entire 18-patient trial concludes six months after the final surgery.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please visit www.neuralstem.com and connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the quarterly report on Form 10-Q for the period ended September 30, 2011.

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